Exhibit 99.1

Michael Bender Elected to Kohl’s Corporation Board of Directors

MENOMONEE FALLS, Wis., July 15, 2019 – Kohl’s Corporation (NYSE: KSS) today announced that its Board of Directors increased the size of the Board to eleven members and elected Michael Bender to fill the new Board seat effective immediately. Bender has been elected to a term expiring at Kohl’s 2020 annual shareholders meeting and will be eligible for re-election by Kohl’s shareholders at that time. He will initially serve on the Board of Directors’ Audit and Governance and Nominating Committees.

“Michael is a seasoned executive leader who brings deep expertise with notable retail and consumer brands, as well as global e-commerce,” said Frank Sica, Kohl’s chairman. “Michael's breadth of experience and his deep understanding of operations will be valuable assets to Kohl’s, and we look forward to his contributions to the board."

Bender is President and Chief Executive Officer of Eyemart Express, LLC, an eyecare retailer. Previously, Bender held a number of successive management positions at Walmart Inc. over 8 years, having most recently served as Chief Operating Officer of Global eCommerce. Prior to Walmart, Bender held senior positions at Cardinal Health, Inc., a global, integrated healthcare services and products company, including President and General Manager – Retail and Alternate Care. Bender has also served as Vice President of Store Operations for L-Brands, Inc. – Victoria’s Secret Stores and has 15 years of experience with PepsiCo, Inc. where he held a variety of sales, finance and operating roles.

Bender also brings board experience from Ryman Hospitality Properties, Inc., a real estate investment trust, where he served as a director for nearly 15 years.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Since its founding, Kohl's has given more than $700 million to support communities nationwide, with a focus on family health and wellness. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contact:

Jen Johnson, Jen.Johnson@Kohls.com, 262-703-5241